Exhibit 99.(m)(2)(i)

VIRTUS EQUITY TRUST
(the “Fund”)

AMENDMENT NO. 9 TO

CLASS C SHARES

AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 26th day of January, 2026 amends that certain Class C Shares Amended and Restated Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated March 1, 2007, as amended as of March 10, 2008, June 22, 2009, March 6, 2018, November 14, 2018, June 12, 2019, November 16, 2020, December 7, 2020, and August 2, 2021, by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the removal of the Virtus KAR Global Quality Dividend Fund, Virtus SGA Emerging Markets Growth Fund, Virtus SGA New Leaders Growth Fund, Virtus KAR Small-Mid Cap Growth Fund, and Virtus KAR Small-Mid Cap Value Fund as a party to the Plan and to otherwise update the appendix.

NOW, THEREFORE, in consideration of the foregoing premises, the Fund hereby agrees that the Plan is amended as follows:

1. Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part hereof.

2. Except as herein provided, the Plan shall be and remain unmodified and in full force and effect.

APPENDIX A

Virtus KAR Capital Growth Fund

Virtus KAR Equity Income Fund

Virtus KAR Mid-Cap Core Fund

Virtus KAR Mid-Cap Growth Fund

Virtus KAR Small-Cap Core Fund

Virtus KAR Small-Cap Growth Fund

Virtus KAR Small-Mid Cap Core Fund

Virtus KAR Small-Mid Cap Value Fund

Virtus SGA Global Growth Fund

Virtus Tactical Allocation Fund